Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 1997, except as to the treasury stock repurchase program described in Note 11 as to which the date is March 3, 1997, appearing on page 29 of Tandy Corporation's Annual Report on Form 10-K for the year ended December 31, 1996.


Price Waterhouse LLP
Fort Worth, Texas
March 20, 1998